Exhibit 99.1

JERNIGAN CAPITAL, INC. SHAREHOLDERS APPROVE ACQUISITION BY NEXPOINT

NEW YORK, New York — October 26, 2020 — Jernigan Capital, Inc. (NYSE: JCAP) (“Jernigan” or the “Company”) announced that its shareholders approved the acquisition of Jernigan by affiliates of NexPoint Advisors, L.P. (“NexPoint”) at its special meeting of stockholders held earlier today. Shares representing approximately 77.67% of the Company outstanding stock voted at the special meeting, with approximately 97.65% of such shares voting FOR approval of the merger.

As announced previously, on August 3, 2020 Jernigan entered into a definitive agreement with affiliates of NexPoint (the “Merger Agreement”), under which Jernigan will be acquired by NexPoint in an all-cash transaction valued at approximately $900 million, including debt and preferred stock to be assumed or refinanced. Under the terms of the Merger Agreement, holders of Jernigan’s common stock and holders of units of operating company interests in Jernigan Capital Operating Company, LLC will receive $17.30 per share/unit in cash. This represents a 30% premium over the 90-day volume-weighted average share price ending July 31, 2020 and a 23% premium over the July 31, 2020 closing share price.  Holders of the Company’s Series B preferred stock will receive cash equal to $25.00 per share plus all accrued dividends (whether or not authorized or declared) up to, but excluding, the date the merger is consummated. The parties intend to complete the transaction as soon as reasonably practicable.  Upon the closing of the transaction, trading of Jernigan’s shares on the New York Stock Exchange will cease.

“We are very pleased to announce a stockholder vote that was overwhelmingly in favor of our previously announced merger with NexPoint,” stated John Good, the Company’s Chairman and Chief Executive Officer. “The large voter turnout and 97.65% favorable vote speak to the merits of this transaction and validate that the merger is in the best interests of all of JCAP’s stakeholders. We are confident that the merger accomplishes the goal of maximizing value for our stockholders.”

About Jernigan Capital, Inc.

Jernigan Capital is a New York Stock Exchange-listed real estate investment trust (NYSE: JCAP) that provides debt and equity capital to private developers, owners and operators of self-storage facilities with a view to eventual outright ownership of facilities the Company finances. Our mission is to maximize shareholder value by accumulating a multi-billion dollar investment portfolio consisting of the newest, most attractive and best located self-storage facilities in the United States through a talented and experienced team demonstrating the highest levels of integrity, dedication, excellence and community. For more information visit www.jernigancapital.com.

About NexPoint Advisors, L.P.

NexPoint Advisors, L.P. ("NexPoint") is a registered investment adviser to a suite of funds and investment offerings, including a closed-end fund, a business development company, an interval fund, and various real estate vehicles. NexPoint is part of a multibillion-dollar global alternative investment platform. For more information visit www.nexpointgroup.com.

Forward Looking Statements

Certain statements in this press release regarding the proposed merger transaction involving the Company, including any statements regarding the expected timetable for completing the transaction, benefits of the transaction, future opportunities for the Company, and any other statements regarding the Company’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are “forward-looking” statements made within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements are often, but not always, made through the use of words or phrases such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” “seek,” “would,” “could”, “potential,” “continue,” “ongoing,” “upside,” “increases,” and “potential,” and similar expressions.  All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements.  Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.  Some of the factors that may affect outcomes and results include, but are not limited to: (i) risks associated with the timing of the closing of the merger, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the merger will not occur, (ii) the outcome of any legal proceedings that may be instituted against the parties and others related to the merger agreement, (iii) unanticipated difficulties or expenditures relating to the transaction, the response of business partners and competitors to the announcement of the transaction, and/or potential difficulties in employee retention as a result of the announcement and pendency of the transaction, (iv) changes affecting the real estate industry and changes in financial markets, interest rates and foreign currency exchange rates, (v) increased or unanticipated competition for the Company’s properties, (vi) risks associated with acquisitions, (vii) maintenance of real estate investment trust (“REIT”) status, (viii) availability of financing and capital, (ix) changes in demand for developed properties, (x) national, international, regional and local economic climates, (xi) the negative impact of the ongoing COVID-19 pandemic and the measures intended to prevent its spread and (xii) those additional risks and factors discussed in reports filed with the SEC by the Company from time to time, including those discussed under the heading “Risk Factors” in its most recently filed reports on Form 10-K and 10-Q. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors should not place undue reliance upon forward-looking statements.

Contacts:

JCAP Contact:
Jernigan Capital, Inc.
David Corak
(901) 567-9580

NexPoint Contacts:
Investor Relations
Jackie Graham
JGraham@nexpointadvisors.com
(972) 419-6213

Media Relations
Lucy Bannon
MediaRelations@nexpointadvisors.com
(972) 419-6272